Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Lori Peterson, Director of Marketing
Phone: 989-779-6333 Fax: 989-775-5501
Isabella Bank Corporation Announces First Quarter 2024 Dividend
Mt. Pleasant, Michigan, February 29, 2024 - Isabella Bank Corporation (OTCQX:ISBA) today announced its Board of Directors declared a first-quarter cash dividend of $0.28 per common share at its regular meeting on February 28, 2024. The dividend will be payable March 29, 2024 to shareholders of record as of March 27, 2024. Based on ISBA’s closing stock price of $19.37 per share as of February 28, 2024, the annualized cash dividend yield is 5.78%.
“I am pleased to announce our $0.28 cash dividend, which continues to provide our shareholders with an attractive yield," said Jerome E. Schwind, President and Chief Executive Officer. "Our dividends are just one way in which we strive to increase shareholder value, along with maintaining financial strength and performance."
About the Corporation
Isabella Bank Corporation (OTCQX:ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving its customers' and communities' local banking needs for over 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's investor relations firm is Stonegate Capital Partners, Inc. (www.stonegateinc.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.